UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

8/11/2005

Date of Report (Date of earliest event reported)

SAFECO CORPORATION

(Exact name of registrant as specified in Charter)

WASHINGTON	1-6563	91-0742146
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Safeco Plaza, Seattle, Washington	98185
(Address of principal executive officers)	(Zip Code)

(206) 545-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 11, 2005, Christine Mead, Safeco’s chief financial officer and president of Service, Technology and Finance, announced plans to retire from the company effective December 31, 2005. Ms. Mead and the company have entered into an Executive Transition Services Agreement (the “Agreement”) dated as of August 11, 2005, which provides that she will continue to serve as chief financial officer until the earlier of December 31, 2005 or a replacement is named, and that she will continue to serve as president of Service, Technology and Finance until December 31, 2005. The Agreement provides that Ms. Mead will continue to receive her current base salary and benefits through the end of 2005 and receive an annual bonus based on (i) a smooth and orderly transition of the responsibilities of the chief financial officer; (ii) Ms. Mead’s remaining employed with Safeco until December 31, 2005; (iii) the performance of her duties as described in the Agreement; and (iv) Safeco’s 2005 results. The Agreement also provides that to the extent Ms. Mead remains employed by Safeco and performs the duties described in the Agreement, Safeco will accelerate vesting of 80% of her unvested equity awards. Assuming a share price of $52.99, this acceleration has a value of approximately $3.6 million to Ms. Mead. The Agreement restricts Ms. Mead from competing with the company or soliciting its employees for a period of two years starting December 31, 2005.

Item 9.01	Financial Statements and Exhibits

Exhibit 99.1     Press release “Safeco’s Chris Mead Announces Retirement Plans” dated August 11, 2005.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Safeco Corporation
Registrant

Dated: August 17, 2005	/s/ Charles F. Horne, Jr.
Charles F. Horne, Jr. Sr. Vice President and Controller